Exhibit 99.1

FOR IMMEDIATE RELEASE

JONES SODA CO. REPORTS FISCAL 2008 THIRD QUARTER RESULTS

Seattle, WA – November 6, 2008 – Jones Soda Co. (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2008.

Third Quarter Summary

•

Gross revenues decreased 25.4% to $9.7 million for the quarter ended September 30, 2008 compared to $13.0 million in the same period of the prior year. Net revenue was $8.7 million compared to $11.7 million in the third quarter of 2007.

•	Concentrate case sales to National Beverage decreased 53% in the quarter compared to third quarter a year ago.

•	Finished goods case sales in our DSD and DTR channels decreased 20% in the quarter compared to the same period of 2007.

•

Finished goods case sales of Jones branded products by National Beverage in the CSD channels decreased 24.2% in the quarter compared to the same quarter of 2007. Case sales in 2007 included initial shipments to new customers and new listings in the CSD channel.

•	Promotion allowances & slotting fees, along with promotion & selling expenses in the quarter decreased 20% and 19%, respectively, compared to the same quarter of 2007.

Stephen Jones, Chief Executive Officer, stated, “While sales were below plan, primarily in our DSD and DTR channels, and our earnings were lower than expectations, we executed several initiatives during the third quarter that have us better positioned for the future. First, we improved our controls over promotion allowances, reducing our monthly spend by 48% in the current quarter versus the first half of 2008, and we expect this level to decline even further beginning next year. Second, we made the strategic decision last month to aggressively right size our operations by further reducing our headcount which will yield annual savings of approximately $2.6 million. In conjunction with our reduction in staffing from July, these moves together will yield annual savings of approximately $3.3 million. Finally, we improved our general operating expenses, including restructure of advertising agency fees, which saves us $540,000 per year.

Third Quarter review

Net revenue for the third quarter of 2008 was $8.7 million compared to $11.7 million in the third quarter of 2007 due primarily to lower DTR and DSD channel sales. Our DTR decrease is primarily attributable to the discontinuation of certain business at Wal-Mart and lower Sam’s Club business, somewhat offset by gains from our agreement as the exclusive supplier of canned soda to Alaska Airlines. Our DSD decrease is primarily due to lower shipments in the Midwest and Northeast, with some of this decrease offset by increases in shipments to Eastern Canada. Net revenues for the third quarter reflect a reduction of $1 million in promotional allowances and slotting fees for the CSD and DSD channels compared to a reduction of $1.3 million in the comparable three-month period in 2007.

Gross margin for the third quarter of 2008 decreased to 11.1% compared to 28.6% in the third quarter of fiscal 2007. Gross margin in the third quarter 2008 was negatively impacted by higher freight costs and fuel surcharges, as well as a provision of approximately $564,000 primarily for aged non-core inventory products.

Operating expenses for the third quarter of 2008 increased to $6.2 million from $6.1 million in the corresponding period in the prior year. Included in the third quarter of 2008 operating expenses were incremental costs related to employee compensation and severance costs, offset by a decrease in selling expenses.

For the third quarter of 2008, the Company reported a net loss of $5.3 million, or ($0.20) per diluted share, compared to net loss of $1.5 million, or ($0.06) per diluted share in the third quarter of 2007.

“During the third quarter we were up against tough sales comparisons due to the national roll-out of Jones Soda cans in the third quarter of 2007,” continued Mr. Jones. “In addition, the difficult economic conditions, particularly in September, created a challenging sales environment. We are pleased with the stability of our core can business and the consistency of month to month sales. Our team is working with customers across the country to increase points of availability in outlets with focus on increasing our glass bottle single serve cold business. Bottle distribution also increased compared to the prior year period.”

Conference Call

The Company will discuss its 2008 third quarter results on its scheduled conference call today, November 6, 2008 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until December 15, 2008.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda. For more information visit jonessoda.com and myjones.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that our expenditures will result in greater awareness of our beverages and a stronger market position for our Company, and our intent to get to the point where we invest only in programs that drive high margin revenue. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,”

“estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability successfully implement its canned soda strategy and to manage its relationship with National Beverage Corp., its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to receive returns on its trade spending and slotting fee expenditures, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, its inability to develop new products to satisfy customer preferences, its inability to maintain effective internal controls and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This release includes the non-GAAP financial measure of gross revenues (before deduction of slotting fees and promotional allowances).

With respect to gross revenues, the most directly comparable GAAP measure is net revenues. Under GAAP, slotting fees and promotional allowances are recorded as a reduction to revenue in calculating net revenue. Gross revenues is used by management to monitor operating performance, including in comparison to prior years, as it allows evaluation of sales performance before the effect of any slotting fees and promotional items, which can mask certain performance issues. Management believes that the presentation of gross revenues provides useful information to investors because it allows a more comprehensive presentation of the Company’s operating performance. However, gross revenues should not be used alone as an indicator of operating performance in place of net revenues. The consolidated statement of operations included below includes a reconciliation of gross revenues to net revenues. Gross revenues may not be realized in the form of cash receipts as slotting fees and promotional payments and allowances may be deducted from payments received from customers.

JONES SODA CO.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited—$US)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross Revenue(a)	$9,730,075	$13,047,462	$34,096,409	$35,585,419
Less: Promotional allowances and slotting fees(b)	(1,045,810)	(1,310,000)	(4,309,259)	(1,653,000)

Net Revenue	8,684,265	11,737,462	29,787,150	33,932,419
Cost of goods sold	7,718,309	8,374,986	23,918,235	22,770,207

Gross profit	965,956	3,362,476	5,868,915	11,162,212
Gross Margin	11.1%	28.6%	19.7%	32.9%
Licensing revenue	43,063	87,082	151,564	280,824

	1,009,019	3,449,558	6,020,479	11,443,036
Operating expenses(1):
Promotion and selling	3,481,317	4,276,215	9,967,081	10,103,523
General and administrative	2,723,937	1,842,969	7,808,724	4,940,776

	6,205,254	6,119,184	17,775,805	15,044,299

Loss before interest income and income taxes	(5,196,235)	(2,669,626)	(11,755,326)	(3,601,263)
Interest income, net:	66,034	492,359	300,873	1,349,715

Loss before income tax	(5,130,201)	(2,177,267)	(11,454,453)	(2,251,548)
Income tax benefit (expense)
Current	(118,436)	(139,221)	(358,103)	(286,081)
Deferred	(11,248)	793,012	(33,744)	1,113,192

	(129,684)	653,791	(391,847)	827,111

Loss for the period	$(5,259,885)	$(1,523,476)	$(11,846,300)	$(1,424,437)

Loss per share, basic	$(0.20)	$(0.06)	$(0.45)	$(0.05)
Loss per share, diluted	$(0.20)	$(0.06)	$(0.45)	$(0.05)
Weighted average number of common stock
Basic and Diluted	26,354,177	26,136,560	26,324,270	25,902,076
(1) Includes non-cash stock-based compensation as follows:
Promotion and selling	$105,481	$160,400	$222,140	$359,488
General and administrative	$237,669	$234,600	$450,904	$568,830

a:	Gross revenue is an internal indicator of operating performance and should not be considered as an alternative to Net Revenue, which is determined in accordance with GAAP. The use of gross revenue allows evaluation of sales performance before the effect of any promotional items. See discussion above under “Use of Non-GAAP Financial Measures”.

b:	Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation. The presentation of slotting fees and promotional allowances facilitates an evaluation of the impact of those items on the determination of net revenues and illustrates the spending levels incurred to secure such sales.

JONES SODA CO.

CONDENSED CONSOLIDATED BALANCE SHEET

($US)

	September 30, 2008 (Unaudited)	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$15,648,002	$17,857,805
Short-term investments	0	9,935,400
Total cash and short-term investments	15,648,002	27,793,205
Accounts receivable	4,670,854	4,474,559
Taxes receivable	98,681	—
Inventory	6,823,288	5,745,888
Prepaid expenses	762,441	822,620

	28,003,266	38,836,272
Deferred income tax asset	117,850	117,850
Capital assets	1,217,288	1,078,916
Other assets	1,364,072	1,418,516
Intangible assets	148,009	173,040

	$30,850,485	$41,624,594

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,362,634	$6,993,226
Current portion of capital lease obligations	150,190	156,847
Taxes payable	0	203,379

	7,512,824	7,353,452
Capital lease obligations, less current portion	360,459	474,226
Long term liabilities—Other	306,382	—

	666,841	474,226
Commitments and contingencies
Shareholders’ equity
Common stock:
Authorized: 100,000,000 common stock, no par value
Issued and outstanding: 26,368,881 and 26,251,183 shares, respectively.	43,956,476	43,855,928
Additional paid-in capital	4,632,086	3,990,711
Accumulated other comprehensive income	107,752	129,471
Deficit	(26,025,494)	(14,179,194)

Shareholders’ equity	22,670,820	33,796,916

	$30,850,485	$41,624,594

About Jones Soda Co.:

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda. For more information visit www.jonessoda.com and www.myjones.com

For further information, contact:

Stephen Jones, Chief Executive Officer, Jones Soda Co.

(206) 624-3357 or sjones@jonessoda.com

Michael O’Brien, Chief Financial Officer, Jones Soda Co.

(206) 624-3357 or mobrien@jonessoda.com

Chad Jacobs / Brendon Frey, Integrated Corporate Relations, Inc.

(203) 682-8200 or Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com